                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            VEECO INSTRUMENTS INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                     N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             VEECO INSTRUMENTS INC.

                                   NOTICE OF

                              1997 ANNUAL MEETING

                                       OF

                                  STOCKHOLDERS

                              AND PROXY STATEMENT

                                                                  April 17, 1997

Dear Stockholder:

    You are cordially invited to attend the Veeco Instruments Inc. Annual Meeting of Stockholders to be held at 9:30 a.m. (E.S.T.) on May 15, 1997, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

    The purposes of the Annual Meeting are (i) to elect directors, (ii) to approve an amendment to the Amended and Restated Certificate of Incorporation of Veeco Instruments Inc. to provide for the classification of the Board of Directors into three classes with staggered terms, (iii) to approve an amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan, (iv) to approve an amendment to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and (v) to ratify the appointment of auditors. These matters are described in the formal Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

    Your Board of Directors recommends a vote "FOR" each of the listed nominees for Director and "FOR" each of the other proposals.

    It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Your cooperation is appreciated. If you do attend the Annual Meeting, you may still revoke your proxy and vote in person.

                                          Sincerely,

                                          /s/ EDWARD H. BRAUN
                                          -------------------

                                          EDWARD H. BRAUN,

                                          CHAIRMAN, CHIEF EXECUTIVE

                                          OFFICER AND PRESIDENT

                             VEECO INSTRUMENTS INC.

                                 TERMINAL DRIVE

                              PLAINVIEW, NY 11803
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 1997
                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Veeco Instruments Inc. (the "Company") will be held at 9:30 a.m. (E.S.T.) on May 15, 1997, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy Statement:

        1.  Election of five (5) Directors;

        2. Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes with staggered terms;

        3. Approval of an amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan;

        4. Approval of an amendment to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors;

        5. Ratification of the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 1997; and

        6. Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of the Meeting. A certified list of stockholders entitled to vote at the Meeting will be available for examination, during business hours, by any stockholder for any purpose germane to the Meeting for a period of not less than ten days immediately preceding the Meeting at the offices of the Company, Terminal Drive, Plainview, New York 11803.

                                          By order of the Board of Directors,

                                          /S/ JOHN F. REIN, JR.
                                          ---------------------

                                          JOHN F. REIN, JR.,

                                          SECRETARY

April 17, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE STOCKHOLDERS CANNOT BE TRANSACTED UNLESS AT LEAST 50% OF THE OUTSTANDING SHARES OF COMMON STOCK ARE REPRESENTED AT THE MEETING.

                             VEECO INSTRUMENTS INC.
                                 TERMINAL DRIVE
                              PLAINVIEW, NY 11803
                            ------------------------

                                PROXY STATEMENT

GENERAL

    This Proxy Statement, which will be first mailed to stockholders ("Stockholders") of Veeco Instruments Inc. (the "Company") on or about April 17, 1997, is furnished in connection with the board of directors' (the "Board of Directors") solicitation of proxies from the holders of the common stock, par value $.01 per share, of the Company (the "Common Stock") for the Annual Meeting of Stockholders of the Company to be held at 9:30 a.m. (E.S.T.) on May 15, 1997, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York (the "Meeting"). Accompanying this proxy statement ("Proxy Statement") is a notice of such Meeting and a form of proxy solicited by the Board of Directors. Audited financial statements of the Company for the fiscal year ended December 31, 1996 are contained in the Company's Annual Report which has been mailed with this Proxy Statement.

    Proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified. If no contrary specification is made and if not designated as broker non-votes, the shares represented by the enclosed proxy will be voted FOR the election of the directors ("Directors") (Proposal 1) set forth in this Proxy Statement, FOR the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation (Proposal 2), FOR the approval of an amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (Proposal 3), FOR the approval of an amendment to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (Proposal 4) and FOR the ratification of the appointment of Ernst & Young LLP as auditors (Proposal 5). In addition, the shares represented by the enclosed proxy will be voted by the persons named therein, in such persons' discretion, with respect to any other business which may properly come before the Meeting or any adjournment thereof. Any Stockholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting.

    The Board of Directors has fixed the close of business on April 11, 1997 as the record date for the determination of Stockholders who are entitled to receive notice of and to vote at the Meeting. The holders of 50% of the voting power of issued and outstanding shares of Common Stock present in person, or represented by proxy, shall constitute a quorum at the Meeting.

    On April 11, 1997, the record date for the Meeting, the Company had outstanding 5,871,959 shares of Common Stock. Each share of Common Stock is entitled to one vote with respect to (i) the election of Directors (Proposal 1),
(ii) the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation (Proposal 2), (iii) the approval of an amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (Proposal 3), (iv) the approval of an amendment to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (Proposal
4), (v) the ratification of the appointment of Ernst & Young LLP as auditors (Proposal 5), and (vi) any other matters to be voted upon at the Meeting.

    In accordance with the laws of the State of Delaware, shares represented by proxies marked as abstentions or designated as broker non-votes will be counted for purposes of determining a quorum. Shares represented by proxies marked as abstentions will also be treated as present for purposes of determining the outcome of a vote on any matter, but will not constitute a vote "for" or "against" any matter and, thus, will be disregarded in the calculation of votes cast for the election of directors. Shares represented by proxies designated as broker non-votes, however, will not be treated as present for purposes of determining the outcome of a vote on any matter.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

DIRECTORS

    The following persons, who comprise all of the members of the present Board of Directors, have been nominated for re-election at the Meeting to serve as the Directors of the Company until the annual meeting of the Stockholders of the Company in 1998, and until their successors are elected and qualified, provided that, if Proposal 2 is approved, then the Company will have a classified Board of Directors, and one Director, Walter J. Scherr, will be elected for a term expiring at the 1998 Annual Meeting of Stockholders (Class I), two Directors, Joel A. Elftmann and Paul R. Low, will be elected for terms expiring at the 1999 Annual Meeting of Stockholders (Class II) and two Directors, Edward H. Braun and Richard A. D'Amore, will be elected for terms expiring at the 2000 Annual Meeting of Stockholders (Class III):

                                  Edward H. Braun
                                  Richard A. D'Amore
                                  Joel A. Elftmann
                                  Paul R. Low
                                  Walter J. Scherr

    Directors are elected by a plurality of the votes cast at the Meeting. Unless authority to vote is specifically withheld by appropriate designation on the face of the proxy or a broker or nominee has indicated on the face of the proxy its lack of discretionary authority to vote, the persons named in the accompanying proxy intend to vote the shares represented thereby for the persons whose names are set forth above as Directors of the Company. Accordingly, only proxies marked "FOR" the nominees or unmarked (other than broker non-votes) will be counted as "votes" in determining election of Directors.

    The Board of Directors recommends that Stockholders vote FOR the Director nominees named above, and, unless a Stockholder gives instructions on the proxy card to the contrary or a broker non-vote is indicated on the proxy card, the appointees named thereon intend so to vote. Management does not contemplate that any of the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and executive officers of the Company, as of March 31, 1997, are as follows:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Edward H. Braun......................................          57   Director, Chairman, Chief Executive Officer and
                                                                      President

Walter J. Scherr.....................................          72   Director

Richard A. D'Amore...................................          43   Director(1)(2)

Dr. Paul R. Low......................................          64   Director(1)(2)

Joel A. Elftmann.....................................          57   Director(1)(2)

John F. Rein, Jr.....................................          50   Vice President-Finance, Chief Financial Officer,
                                                                      Treasurer and Secretary

Francis Steenbeke....................................          51   Vice President-International Sales and Marketing

Emmanuel N. Lakios...................................          35   Vice President and General Manager-Ion Beam Systems

Robert P. Oates......................................          43   Vice President and General Manager-Industrial
                                                                      Measurement Products

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

KEY EMPLOYEES

    Other key employees of the Company, as of March 31, 1997, are as follows:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Dr. Timothy J. Stultz................................          49   Vice President and General Manager-Surface Metrology
                                                                    Products

Dr. James G. Harper..................................          62   Vice President-Chief Technology Officer

John P. Kiernan......................................          35   Corporate Controller

    EDWARD H. BRAUN has been a Director, Chairman, Chief Executive Officer and President of the Company since January 1990. Prior to 1990, Mr. Braun was employed as the Executive Vice President and Chief Operating Officer of Veeco Instruments Inc. (now Lambda Electronics, Inc.), the company from which the Company acquired its business operations (the "Predecessor"). Mr. Braun joined the Predecessor in 1966 as a Regional Sales Manager/Sales Engineer and held numerous positions with the Predecessor, including Director of Marketing, Director of Operations, and General Manager. Mr. Braun is a member of the board of Semiconductor Equipment and Materials International, of which he was Chairman of the Board in 1993.

    WALTER J. SCHERR has been a Director of the Company since January 1990. Since December 1995 Mr. Scherr has been employed by the Company as a consultant. From December 1993 through December 1995 he was Executive Vice President of the Company. From January 1990 through December 1993, he was the Chief Financial Officer of the Company. Mr. Scherr joined the Predecessor in 1986 as the General Manager of the Predecessor's UPA Technology division of the Predecessor's Instrument Group. Prior to joining the Predecessor, Mr. Scherr was the principal and founder of Visual Sciences, Inc./Panafax (the first publicly traded facsimile company); prior to that, he held a variety of other financial and operating management positions with Litton Industries and Sperry Gyroscope Co.

    RICHARD A. D'AMORE has been a Director of the Company since January 1990. Mr. D'Amore has been a General Partner of Hambro International Venture Fund II, L.P. since 1982 and a General Partner of North Bridge Venture Partners since 1992. In addition to the Company, Mr. D'Amore is a director of Solectron Corporation, Mathsoft, Inc. and Xionics Document Technologies.

    DR. PAUL R. LOW has been a Director of the Company since May 1994. Dr. Low has been the President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992. Previously, Dr. Low was Vice President-General Manager, Technology Products for International Business Machines, Inc. ("IBM") from 1989 through 1992 and a member of IBM's Management Board from 1990 to 1992. Dr. Low is a director of Applied Materials Corporation, Integrated Packaging Assembly Corp., Number Nine Visual Technology Corp., Solectron Corporation and Xionics Document Technologies.

    JOEL A. ELFTMANN has been a Director of the Company since May 1994. Mr. Elftmann has been the Chairman of the Board and President of FSI International ("FSI"), a manufacturer of semiconductor processing products, since 1983. From August 1983 through August 1989, and from May 1991 through the present, he also served as Chief Executive Officer of FSI.

    JOHN F. REIN, JR. has been Vice President-Finance and Chief Financial Officer of the Company since December 1993, and became Treasurer and Secretary of the Company in October 1994. Prior to joining the Company, Mr. Rein served for eight years as Vice President-Controller for Axsys Technologies, Inc. (formerly known as Vernitron Corporation). From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation; prior to that, he was on the audit staff of Ernst & Young LLP.

    FRANCIS STEENBEKE has been Vice President-International Sales and Marketing of the Company since January 1990. Mr. Steenbeke joined the Predecessor in 1968 as a sales engineer and held a variety of general management and sales positions with the Predecessor until January 1990.

    EMMANUEL N. LAKIOS has been Vice President and General Manager-Ion Beam Systems since June 1991. Prior to 1991, Mr. Lakios was employed in various other positions within the Company. Mr. Lakios joined the Predecessor in June 1984 as an engineer and held positions of Program Manager, Product Marketing Manager and Director of Engineering.

    ROBERT P. OATES has been Vice President and General Manager-Industrial Measurement Products since March 1995. From September 1994 until March 1995, Mr. Oates had been Vice President and General Manager-XRF Thickness Measurement Systems of the Company, and he was Vice President and Treasurer of the Company from January 1993 through September 1994. From January 1990 through December 1992, he was Assistant Treasurer of the Company. Mr. Oates was employed by the Predecessor from 1976 to 1990, where he held a variety of financial positions.

    DR. TIMOTHY J. STULTZ has been Vice President and General Manager-Surface Metrology Products since March 1995 and was General Manager of Sloan Technology Corporation, a wholly owned subsidiary of the Company, from August 1994 until March 1995. From May 1994 through July 1994, he was Vice President of Corporate Development for the Company. Prior to joining the Company, Dr. Stultz founded and was President and Chief Executive Officer of Peak Systems, Inc., a manufacturer of semiconductor processing equipment, from September 1983 to November 1993. Dr. Stultz's other experience includes nine years in research in solid state physics and semiconductor devices at Lockheed Palo Alto Research Laboratory.

    DR. JAMES G. HARPER has been Vice President-Chief Technology Officer of the Company since July 1993. Prior to joining the Company, he was Director of Strategic Integration for SEMATECH from August 1990 through June 1993, where he was responsible for strategic planning, competitive analysis and the Future Factory Design Project. From October 1984 through July 1990, Dr. Harper was a Vice President and General Manager of Veeco Integrated Automation, an automation/information company which was a division of the Predecessor. His other experience includes more than twenty years in several research, development and manufacturing positions at Texas Instruments that culminated in a position as Wafer Fab Strategy Manager. Dr. Harper has recorded 15 patents.

    JOHN P. KIERNAN has been Corporate Controller of the Company since February 1995. Prior to joining the Company, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the audit and other services provided by the Company's independent auditors. The Compensation Committee sets the compensation levels of senior management and administers the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan and the Veeco Instruments Inc. Employees Stock Purchase Plan. All members of the Compensation Committee are (x) "Non-Employee Directors," within the meaning of Rule 16b-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and (y) "outside directors" within the meaning of
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and any applicable regulations. The Audit and Compensation Committees each currently consist of Richard A. D'Amore, Paul R. Low and Joel A. Elftmann. During the fiscal year ended December 31, 1996, the Audit Committee and the Compensation Committee each met twice.

    During the fiscal year ended December 31, 1996, the Company's Board of Directors held four meetings (including regularly scheduled and special meetings). All of the current Directors attended at least 80% of the meetings of the Board of Directors and of the Board of Directors committees of which they were members during the fiscal year ended December 31, 1996.

    All Directors hold office until the next annual meeting of Stockholders or until their successors are elected and qualified, provided that, if Proposal 2 is approved, the Class I Director will hold office until the 1998 Annual Meeting of Stockholders, the Class II Directors will hold office until the 1999 Annual Meeting of Stockholders and the Class III Directors will hold office until the 2000 Annual Meeting of Stockholders. Executive officers are appointed by the Board of Directors and hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

                                  COMPENSATION

EXECUTIVE COMPENSATION

    The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers (as defined in Rule 3b-7 promulgated under the Securities Exchange Act) of the Company (other than the Chief Executive Officer) whose total annual salary and bonus for the year ended December 31, 1996 was in excess of $100,000 (collectively, the "Named Officers"):

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                          ANNUAL COMPENSATION            -------------
                                                ---------------------------------------   SECURITIES
                                                                         OTHER ANNUAL     UNDERLYING      ALL OTHER
                                       YEAR     SALARY(1)   BONUS(2)   COMPENSATION(3)    OPTIONS(#)    COMPENSATION
                                     ---------  ----------  ---------  ----------------  -------------  -------------

Edward H. Braun....................       1996  $  288,950  $  55,000     $   10,200          12,000      $   1,800(4)
  Chairman, Chief Executive Officer       1995     274,918    108,000         10,200          25,000          1,800(4)
  and President                           1994     250,024     20,000          4,250          --              1,152(4)

John F. Rein, Jr...................       1996     151,186     30,000          8,400          10,000          2,259(4)(5)(6)
  Vice President-Finance, Chief           1995     140,150     60,000          8,400          20,000          1,926(4)(5)(6)
  Financial Officer, Treasurer and        1994     130,000     13,000          8,400          --              1,399(4)(6)
  Secretary

Francis Steenbeke (7)..............       1996     142,910     40,000         44,400(8)        8,000         --
  Vice President-International            1995     148,828     60,000         36,663(8)       15,000         --
  Sales and Marketing                     1994     123,832     10,000         17,313          --             --

Emmanuel N. Lakios.................       1996     143,720    242,033          8,400          12,000          2,094(4)(5)(6)
  Vice President and General              1995     125,650    165,500          8,400          35,000          6,981(4)(5)(6)
  Manager-Ion Beam Systems                1994     103,000    127,500         --               3,333             62(4)

Dr. Timothy J. Stultz..............       1996     165,769     25,000         70,090(9)       10,000          2,365(4)(5)(6)
  Vice President and General              1995     147,663     60,000         24,214(9)       15,000          1,679(4)(5)(6)
  Manager-Surface Metrology               1994     140,138     14,000          5,886(9)       20,000            313(4)
  Products

------------------------

(1) Amounts shown include the dollar value of base salary (cash and non-cash) earned and received by the Named Officers.

(2) With respect to bonuses listed for 1996, includes bonuses for the year ended December 31, 1996, all or part of which were paid in February 1997. With respect to bonuses listed for 1995, includes bonuses for the year ended December 31, 1995, all or part of which were paid in February 1996. With respect to bonuses listed for 1994, includes bonuses for the year ended December 31, 1994, all or part of which were paid in 1995.

(3) Unless otherwise described in other notes to this table, reflects reimbursement for automobile-related expenses. Does not include any discount a Named Officer received on the purchase of Common Stock from the Company under the Veeco Instruments Inc. Employees Stock Purchase Plan since full-time employees generally are eligible to participate in such plan.

(4) Reflects payments by the Company of premiums for group term life insurance.

(5) Reflects contributions by the Company to the Company's 401(k) Plan.

(6) Reflects payments by the Company of premiums for supplemental long-term disability insurance.

(7) Certain components of Mr. Steenbeke's compensation have been paid in French Francs. In 1996, Mr. Steenbeke was paid 813,156 French Francs in salary and 227,600 French Francs in bonus. In 1995, Mr. Steenbeke was paid 742,560 French Francs in salary, 302,200 French Francs in bonus and 90,525 French Francs as a portion of his other annual compensation. In 1994, Mr. Steenbeke was paid 686,775 French Francs in salary, 55,400 French Francs in bonus and 96,019 French Francs in other annual compensation.

(8) For 1996, includes an $8,400 car allowance and a $36,000 housing allowance paid to Mr. Steenbeke. For 1995, includes a $15,000 housing allowance and a $21,663 automobile allowance (the equivalent of $18,163 of which was paid in French Francs) paid to Mr. Steenbeke. The 1996 allowances and 1995 allowances (other than the $18,163 (or 90,525 French Francs) automobile allowance) were provided because Mr. Steenbeke was required to perform services for the Company in the United States for the entire year in 1996 and for five months during 1995.

(9) In addition to a reimbursement of $4,900 in 1994 and $8,400 in each of 1995 and 1996 for automobile-related expenses, Dr. Stultz was paid, in connection with his relocation to Santa Barbara, California, a housing allowance of $986 in 1994, $15,814 in 1995 and $61,690 in 1996. See also "Certain
    Transactions".

    The following table sets forth certain information concerning individual grants of stock options made during 1996 to the Named Officers. Also reported are potential realizable values of each such stock option at assumed annual rates of stock price appreciation for the term of the option representing the product of (a) the difference between: (i) the product of the closing price per share of Common Stock as reported by the Nasdaq National Market ("NASDAQ") on the date of the grant ($14.50 on April 23, 1996) and the sum of one plus the adjusted stock price appreciation rate (5% and 10%) compounded annually over the term of the option (10 years) and (ii) the exercise price of the option ($14.50); and (b) the number of shares of Common Stock underlying the option grant at December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF STOCK
                                                                                                              PRICE
                                                                                                         APPRECIATION FOR
                                                                INDIVIDUAL GRANTS                         OPTION TERM($)
                                              ------------------------------------------------------  ----------------------
                                                NUMBER      % OF TOTAL
                                                  OF          OPTIONS
                                              SECURITIES    GRANTED TO      EXERCISE
                                              UNDERLYING     EMPLOYEES        PRICE
                                                OPTIONS         IN             PER       EXPIRATION
NAME                                          GRANTED(1)    FISCAL YEAR   SHARE ($)(2)     DATE(3)        5%         10%
--------------------------------------------  -----------  -------------  -------------  -----------  ----------  ----------
Edward H. Braun.............................      12,000         7.27%      $   14.50      04/23/06   $  109,440  $  290,820
John F. Rein, Jr............................      10,000         6.06%          14.50      04/23/06       91,200     242,350
Francis Steenbeke...........................       8,000         4.85%          14.50      04/23/06       72,960     193,880
Emmanuel N. Lakios..........................      12,000         7.27%          14.50      04/23/06      109,440     290,820
Dr. Timothy J. Stultz.......................      10,000         6.06%          14.50      04/23/06       91,200     242,350

------------------------

(1) On April 23, 1996, pursuant to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan, options to acquire an aggregate of 128,025 shares of Common Stock were granted to certain employees of the Company, including the Named Officers. The options granted to the Named Officers become exercisable as follows: (i) for one-third of the shares covered thereby, on April 23, 1997; (ii) for an additional one-third of the shares covered thereby, on April 23, 1998; and (iii) for the remaining shares covered thereby, on April 23, 1999. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

(2) Represents the closing price per share of Common Stock as reported by NASDAQ on the last date preceding the date of grant on which a sale was reported. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

(3) Options may terminate at an earlier date upon the occurrence of certain events. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

    The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of options by the Named Officers during 1996 and the value realized upon such exercises determined by calculating the positive spread between the exercise price of the options exercised and the closing price of the Common Stock on the date of exercise. Also reported are the number of options to purchase Common Stock held by the Named Officers as of December 31, 1996 and values for "in-the-money" options that represent the positive spread between the exercise price of the outstanding options ($0.69 to $14.50) and the closing price ($22.00) of the Common Stock on December 31, 1996 as reported by NASDAQ.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                            NUMBER
                                              OF                    NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                          SECURITIES                  OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                           ACQUIRED                        YEAR-END                FISCAL YEAR-END
                                              ON         VALUE    --------------------------  --------------------------
NAME                                       EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
Edward H. Braun.........................      --          --           8,333        28,667     $  71,875    $   233,750
John F. Rein, Jr........................      --          --          36,667        23,333       627,500        190,000
Francis Steenbeke.......................      --          --           5,000        18,000        43,125        146,250
Emmanuel N. Lakios......................      --          --          15,556        35,333       194,409        330,000
Dr. Timothy J. Stultz...................       5,000(1) $  41,250     20,000        20,000       305,625        161,250

------------------------

(1) On August 7, 1996, Dr. Stultz exercised 5,000 options with an exercise price of $4.50. The closing price of the Common Stock on such date as reported by NASDAQ was $12.75.

DIRECTOR COMPENSATION

    Directors, other than those who are employees of the Company, receive a per meeting fee of $2,000 for attendance at Board of Directors and committee meetings. In addition, each of the current non-employee Directors received 9,999 options, in the aggregate, to purchase Common Stock pursuant to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and under such plan each non-employee Director who meets the eligibility criteria for such plan will receive an annual grant of 3,333 options. (If Proposal 4 is adopted by the Stockholders at the Meeting, each non-employee Director will receive an annual grant of 7,000 options.) See "Approval of Amendment to the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (Proposal 4)". Mr. Braun, the Chairman, Chief Executive Officer and President of the Company, receives no compensation for his service as a Director.

    The Company is party to an agreement with Walter J. Scherr, a Director of the Company, pursuant to which he is employed as a consultant to the Company with respect to acquisition and new business opportunities, as well as other matters. During 1996, Mr. Scherr received $72,568 pursuant to such consulting arrangement. In addition, Mr. Scherr received a $40,000 bonus in 1996 for his employment by the Company during 1995 as an executive officer. On April 23, 1996, Mr. Scherr also received options to purchase 10,000 shares of Common Stock at an exercise price of $14.50 per share pursuant to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee is comprised of Messrs. D'Amore, Elftmann and Low. Mr. D'Amore is a General Partner of Hambro International Venture Fund II, L.P. ("Hambro II").

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The Compensation Committee of the Board of Directors is comprised of three outside, non-employee Directors. The Committee reviews and approves all of the Company's executive compensation programs. The Compensation program is based on the following principles:

        1) Executive officers' compensation should be tied to annual performance goals that maximize Stockholder value.

        2) The Company emphasizes variable incentive compensation in order to ensure continuously improving corporate performance and to align the interests of executive officers with those of Stockholders.

        3) Compensation must be competitive in order to attract, motivate and retain the management talent needed to achieve the Company's business objectives.

        In determining competitive levels, the committee reviews information of comparative companies from both independent survey data and public company filings.

COMPONENTS OF COMPENSATION

    The Company's executive compensation program consists of three principal elements:

        1) Base Salary--Base salaries have been set within salary ranges based on compensation reports published by Radford Associates and Alexander and Alexander Consulting Group on comparable size and type manufacturing companies. Individual salary increases are based on the officer's contribution to the Company and the relationship of current pay to the current value of the job.

        2) Annual Incentive Awards--Annual incentive awards are based on performance against objectives in the calendar year and are ordinarily payable in the first quarter of the succeeding year. Incentive awards for executive officers are a percentage of base salary. The percentage can range to up to 40% of base salary for achievement of 110% of business plan objectives. In exceptional circumstances, when the Company or a business unit exceeds 110% of planned objectives, the Compensation Committee may selectively make incentive awards at a higher level. Annual incentive awards are based on selected financial criteria tied to the annual business plan. In 1996, this plan was objectively based on operating income criteria and subjectively on the ability of executive management to strategically position the Company for growth.

        3) Stock Option Grants--Stock option grants are awarded as a recognition of exceptional current performance and an expectation of continued high quality contribution to enhancing Stockholder value. The committee believes that stock options encourage officers to relate their long-term economic interests to those of other Stockholders. Stock options are granted at fair market value on the date of grant and vest over three years. The options have an exercise period of ten years from the date of grant.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The compensation of the Company's Chief Executive Officer, Edward H. Braun, is determined by the Compensation Committee in accordance with the policies described above relating to all executive officers' compensation. In particular, the Compensation Committee established Mr. Braun's base salary after an evaluation of his personal performance and the committee's objective to have his base salary comparable with salaries being paid to similarly situated chief executive officers. Mr. Braun's bonus was based upon the Company's operating income achieved compared with the 1996 business plan, as well as development of and progress in the Company's long-term goals and strategies.

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Code limits to $1,000,000 per year the Company's tax deduction for compensation paid to each of the Named Officers, unless certain requirements are met. The Compensation Committee believes it unlikely in the short term that such limitation will affect the Company. The Compensation Committee's present intention is to structure executive compensation so that it will be fully deductible, while maintaining flexibility to take actions which it deems to be in the best interest of the Company and the Stockholders but which may result in the Company paying certain items of compensation that may not be fully deductible.

                    Submitted by the Compensation Committee:
                               Richard A. D'Amore
                                  Paul R. Low
                                Joel A. Elftmann

                            CUMULATIVE TOTAL RETURN
               OF THE COMPANY, PEER GROUP AND NASDAQ MARKET INDEX

                                   [LOGO]

                             VEECO
QUARTERLY PERIOD          INSTRUMENTS                    NASDAQ
          ENDING             INC.        PEER GROUP   MARKET INDEX
----------------------  ---------------  -----------  -------------
        11/29/94              100.00         100.00        100.00
        12/31/94               92.57          86.68        100.09
         3/31/95              128.00         112.90        103.04
         6/30/95              153.14         160.56        112.73
         9/30/95              240.00         178.42        125.61
        12/31/95              132.57         129.09        124.60
         3/31/96              137.14         109.50        130.35
         6/30/96              129.14          96.85        140.01
         9/30/96              132.57          92.02        143.87
        12/31/96              201.14         120.29        150.64

------------------------

    Information is presented beginning with November 29, 1994, the date on which the Common Stock was registered under Section 12 of the Securities Exchange Act, and assumes $100 invested on November 29, 1994 and reinvestment of dividends, if any.

    The peer group chosen by the Company consists of the following corporations:
Applied Materials, Inc., FSI International, Inc., KLA Instruments Corp., LAM Research Corp., Mattson Technology, Inc., Novellus Systems, Inc., Silicon Valley Group, Inc., Tencor Instruments and Ultratech Stepper, Inc.

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
              TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD INTO
                THREE CLASSES WITH STAGGERED TERMS (PROPOSAL 2)

    In April 1997, the Board of Directors unanimously approved, subject to Stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for a classified board (the "Classified Board Amendment") designed to provide continuity and stability to the management of the Company and to render certain hostile takeovers of the Company more difficult. This proposal does not reflect knowledge on the part of the Board of Directors or management of any proposed takeover or other attempt to acquire control of the Company.

    THE FULL TEXT OF THE PROPOSED RESOLUTION AMENDING THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS ATTACHED HERETO AS EXHIBIT A, AND THE DESCRIPTION OF THE CLASSIFIED BOARD AMENDMENT HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH EXHIBIT A.

    The Company recently announced that it has entered into a letter of intent with Wyko Corporation, a privately held company ("Wyko"), providing for the acquisition of all of the outstanding capital stock of Wyko by the Company in consideration for the issuance to the shareholders of Wyko of 3,000,000 shares of Common Stock (the "Acquisition"). The Acquisition is subject to the satisfaction of a number of conditions, including the execution of a definitive acquisition agreement, approval by the board of directors and stockholders of the Company and Wyko, and the receipt of all necessary governmental and third party approvals.

    Upon the consummation of the Acquisition, in accordance with the terms set forth in the letter of intent, the former stockholders of Wyko will own, in the aggregate, approximately 33% of the outstanding Common Stock. The holders of such a large percentage of the Common Stock could, acting together, have substantial influence in any election for directors of the Company or other matters presented to stockholders.

    The affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon will be required to amend the Company's Amended and Restated Certificate of Incorporation to provide for the Classified Board Amendment.

    THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS. THUS THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE CLASSIFIED BOARD AMENDMENT, AS DESCRIBED ABOVE, AT THE MEETING AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY AND NOT DESIGNATED AS BROKER NON-VOTES WILL BE SO VOTED. IN THE EVENT THAT PROPOSAL 2 IS NOT APPROVED BY THE STOCKHOLDERS AT THE MEETING, THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN EFFECT AS OF THE DATE HEREOF WILL REMAIN IN FULL FORCE AND EFFECT.

GENERAL

    Under existing provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws, Directors of the Company are elected annually for terms of one year. The Delaware General Corporation Law provides that the Certificate of Incorporation of a corporation may provide that Directors be divided into a maximum of three classes. The Classified Board Amendment will divide the Directors into three classes, as nearly equal in size as possible. After an interim arrangement, as described below, the Directors of each class will serve for three-year terms and the term of one class will expire each year.

    To implement the classified board, the Classified Board Amendment will permit Class I, Class II and Class III Directors initially to be elected at the Meeting for terms of one year, two years and three years, respectively (see "Election of Directors (Proposal 1)" above). If the Classified Board Amendment is adopted, Class I Directors elected at the Meeting will hold office until the 1998 Annual Meeting of Stockholders, Class II Directors elected at the Meeting will hold office until the 1999 Annual Meeting of Stockholders and Class III Directors elected at the Meeting will hold office until the 2000 Annual Meeting of Stockholders. At each annual meeting of Stockholders, commencing with the 1998 Annual Meeting of Stockholders, Directors elected to succeed those in the class whose terms then expire will be elected for a three-year term so that the term of one class of directors will expire each year. If the Classified Board Amendment is adopted, the classified board structure will apply to each future election of Directors. After the Meeting, Stockholders will elect only one-third of the Directors at each annual meeting of Stockholders. Thus, two annual meetings will be required to change a majority of the members of the Board of Directors, while at present, the composition of a majority of the Board of Directors can be changed at one annual meeting. If a Director ceases to serve as such prior to the expiration of his term (a "Resigning Director"), the Board of Directors may appoint a replacement to serve for the period of time remaining on the term of the seat vacated by the Resigning Director.

PURPOSE AND EFFECT OF AMENDMENT

    The Board of Directors believes that the Classified Board Amendment is in the best interests of the Company and the Stockholders, and that Board of Directors classification will help lend continuity and stability to the management of the Company. Following adoption of the classified board structure, at any given time two-thirds of the members of the Board of Directors will generally have experience as Directors of the Company. The Board of Directors believes that this will facilitate long-range business planning, strategic planning and policy making and will have a positive impact on customer and employee loyalty. By providing that Directors will serve three-year terms rather than one-year terms, the likelihood of continuity in the policies of the Board of Directors will be enhanced.

    The Board of Directors also believes that it is in the best interests of the Company and the Stockholders to adopt measures, such as the Classified Board Amendment, designed to render certain hostile takeover attempts more difficult. Takeover attempts that have not been negotiated or approved by the Board of Directors can seriously disrupt the business and management of the Company and present to Stockholders the risk of terms which may be less favorable than would be available in a Board of Directors-approved transaction. Board of Directors-approved transactions may be carefully planned and undertaken at an opportune time in order to maintain maximum value for the Company and all of the Stockholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets. The delay afforded by the Classified Board Amendment will also help ensure that the Board of Directors will have sufficient time to review and consider appropriate alternatives to the proposal and to act in what it believes to be the best interests of the Stockholders. Because the effect of the Classified Board Amendment is to make it more difficult for Stockholders to change the composition of the Board of Directors in a relatively short period of time, the Classified Board Amendment may force those seeking to assume control of the Company to negotiate with management which may lead to a more favorable price for Stockholders in any transaction to assume control. Hostile takeovers of publicly-owned companies and certain acts of self-dealing between the Company's principal Stockholders, including the use of the Company's assets to pay for the cost of acquiring shares of Common Stock, may result in dissimilar and unfair treatment of Stockholders and are highly disruptive to the affairs of the Company. The Board of Directors believes that all Stockholders should receive fair and equitable treatment in the event of an attempt to gain control of the Company. The Classified Board Amendment is designed, in part, to reduce the vulnerability of the Company to an unsolicited takeover proposal, particularly a proposal that does not contemplate the acquisition of all of the outstanding shares of Common Stock. The Board of Directors believes it is desirable to implement a classified board structure to help ensure the continuity and stability of management. The Classified Board Amendment would not prevent a negotiated acquisition of the Company with the cooperation of the Board of Directors but allows the Board of Directors to preserve control of the process for the sale of the Company.

    The existence of a classified Board of Directors may deter "creeping acquisitions" in which a person or group seeks to acquire (i) a controlling position without paying a normal control premium to the selling stockholders;
(ii) a position sufficient to exert control over the Company through a proxy contest or otherwise; or (iii) a block of stock with a view toward attempting to promote a sale or liquidation or a repurchase by the Company of the block at a premium, or an exchange of the block for assets of the Company. Faced with a classified Board of Directors, such a person or group would have to assess carefully its ability to control or influence the Company. Absent the necessity to act in response to an immediately threatened change in control, the Board of Directors will have the ability to act in a more careful and deliberative manner and implement appropriate business judgment in response to a creeping acquisition.

    The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the stockholders, providing all of the stockholders with considerable value for their shares. Potential acquirers often seek to obtain control of a company by acquiring a majority of the outstanding shares of such company and then using that voting power to remove the existing directors and replace them with directors chosen by the acquirer. Making it more difficult to remove management would, at a minimum, delay this strategy, thereby making it more difficult for a potential acquirer to effect a takeover of the Company without the cooperation of the existing Board of Directors. Thus, the overall effect of this proposal may render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder, even if the reason for the desired change in management is inadequate performance. The effect of making removal of management more difficult may be the continuation of management tenure even if the removal of management is desired by more than a majority of the stockholders and would be beneficial to stockholders. The directors are subject to a duty of loyalty to the stockholders. This duty offsets to an extent the potential disadvantages to stockholders of the Classified Board Amendment.

    The Board of Directors has considered the potential disadvantages and has unanimously concluded that the potential benefits of the proposed Classified Board Amendment outweigh their possible disadvantages. This proposal does not reflect knowledge on the part of the Board of Directors or management of any proposed takeover or other attempt to acquire control of the Company. A classified board structure ensures that the Company, its management and the Stockholders are protected from the negative effects of an unapproved change in control of the Company and to provide continuity and stability to the management of the Company. Management has no current intention to propose other measures designed to discourage takeovers apart from those already adopted or proposed in this proposal, although additional measures may be proposed if warranted from time to time in the judgment of the Board of Directors.

CURRENT ANTI-TAKEOVER MEASURES IN EFFECT

    The Company has previously adopted certain measures that may have the effect of delaying, deterring or preventing certain takeover attempts, as follows:

    NO PROVISION FOR CUMULATIVE VOTING. Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation specifies otherwise, stockholders may not cumulate votes for the election of directors. Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes for each share equal to the number of directors to be elected. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as such stockholder chooses. Thus, a stockholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative. Absent cumulative voting, a stockholder may vote no more than one vote per share for any one candidate. The Company's current Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

    ABILITY TO ISSUE PREFERRED STOCK. The Board of Directors has authority under the Company's current Amended and Restated Certificate of Incorporation to issue shares of preferred stock with voting and economic rights to be determined by the Board of Directors. The existence of this authorized but unissued class of stock may make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue any shares of preferred stock.

    NO PROVISION FOR STOCKHOLDERS TO ACT BY WRITTEN CONSENT. The Company's Bylaws do not allow the Stockholders to take action by written consent; rather Stockholders may only take action at an annual or special meeting of Stockholders. This may prevent the Stockholders from taking action quickly.

    SPECIAL MEETINGS OF THE STOCKHOLDERS. Pursuant to the Company's Bylaws, special meetings of the Stockholders may only be called by resolution of the Board of Directors, the President of the Company or upon the written request of the holders of a majority of votes entitled to be cast at the meeting. This provision renders it more difficult for the Stockholders to convene a special meeting in a short period of time and, therefore, to act quickly.

    DELAWARE LAW. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 may have the effect of delaying or preventing a change in control of the management of the Company.

                            APPROVAL OF AMENDMENT TO
                THE VEECO INSTRUMENTS INC. AMENDED AND RESTATED
                 1992 EMPLOYEES' STOCK OPTION PLAN (PROPOSAL 3)

    The Board of Directors has determined that it would be in the best interests of the Company to further amend the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (the "Employees' Plan") to provide that the number of shares of Common Stock for which stock options (the "Stock Options") may be granted pursuant to such plan be increased from 826,787 shares to 1,226,787 shares. Pursuant to the Employees' Plan, no employee may be granted Stock Options to purchase more than 100,000 shares, in the aggregate, of stock in any calendar year. As of December 31, 1996, Stock Options to purchase 491,714 shares, in the aggregate, granted pursuant to such plan were outstanding, and Stock Options to purchase 264,245 shares remained available for future grant thereunder. The proposed amendment would make 400,000 additional shares available for issuance upon exercise of Stock Options granted under the Employees' Plan. The Board of Directors believes that an increase in the number of Stock Options available for grant pursuant to the Employees' Plan is necessary in order to provide the Company with an effective incentive to attract and retain key employees.

    Section 1.6 of the Bylaws of the Company provides that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders. Therefore, the approval of the amendment to the Employees' Plan requires the affirmative vote of a majority of the votes cast at the Meeting.

    THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEES' PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS. THUS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEES' PLAN, AS DESCRIBED ABOVE, AT THE MEETING AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY AND NOT DESIGNATED AS BROKER NON-VOTES WILL BE SO VOTED. IN THE EVENT THAT PROPOSAL 3 IS NOT APPROVED BY STOCKHOLDERS AT THE MEETING, THE EMPLOYEES' PLAN IN EFFECT AS OF THE DATE HEREOF WILL REMAIN IN FULL FORCE AND EFFECT.

    VEECO INSTRUMENTS INC. AMENDED AND RESTATED 1992 EMPLOYEES' STOCK OPTION
PLAN

    The following is a summary description of the Employees' Plan in effect as of the date hereof. The Employees' Plan was adopted and approved by the Board of Directors and the Stockholders in 1992, and became effective on April 15, 1992 (the "Effective Date"). The first amendment and restatement of the Employees' Plan was approved and adopted by the Board of Directors and the Stockholders on October 15, 1994. The Employees' Plan was further restated in January 1995 and was further amended and restated in June 1995 and May 1996.

    The principal features of the Employees' Plan (as in effect as of the date hereof) are summarized below:

    The Employees' Plan provides for the granting of Stock Options to purchase shares of Common Stock of the Company to certain key employees (each, an "Optionee") of the Company and its subsidiaries, as such term is defined in
Section 425 of the Code. The total number of shares of Common Stock for which Stock Options may be granted under the Employees' Plan may not exceed, in the aggregate, 826,787 shares, and no employee may be granted Stock Options to purchase more than 100,000 shares, in the aggregate, in any calendar year. (If Proposal 2 is adopted by the Stockholders at the Meeting then the Employees' Plan will be amended to increase the number of shares of Common Stock for which Stock Options may be granted to 1,226,787.)

    The Employees' Plan is intended to provide an incentive to certain key employees of the Company and its subsidiaries in order to encourage them to remain in the employ of the Company or such subsidiary and contribute to the Company's success by granting them Stock Options.

    The Compensation Committee, in its sole discretion, at any time prior to April 15, 2002, may authorize the granting of Stock Options to such of the officers, managerial or supervisory personnel and other key employees of the Company and its subsidiaries as it may select (approximately 100 employees as of March 31, 1997), and in such amounts as it shall designate, subject to the provisions of the Employees' Plan.

    Each Stock Option granted to an Optionee is evidenced by a written agreement (a "Stock Option Agreement") containing such provisions as approved by the Compensation Committee not inconsistent with the Employees' Plan and which need not be identical in respect of each Optionee. Stock Options granted under the Employees' Plan will have the following terms:

        (a) EXERCISE PRICE. The exercise price (the "Exercise Price") of a Stock Option equals the Fair Market Value (as defined below) per share of Common Stock covered by the Stock Option at the time that the Stock Option is granted. "Fair Market Value" per share of Common Stock as of a particular date means, unless otherwise determined by the Compensation Committee, the closing price per share of Common Stock as reported by NASDAQ for the last preceding date on which a sale was reported. The closing price per share of Common Stock on April 11, 1997 as reported by NASDAQ was $32.00 per share.

        (b) TERM. No Stock Option may be exercised later than ten years from the date such Stock Option was granted and a Stock Option may terminate at an earlier date, as described below. No Stock Option may be transferred by an Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Stock Option is exercisable only by such Optionee or, in the case of disability, by such Optionee's personal representative.

        (c) VESTING. Unless otherwise provided in any Stock Option Agreement, Stock Options granted pursuant to the Employees' Plan become exercisable as follows:

           (i) with respect to one-third of the shares of Common Stock covered by the Stock Option, on the first anniversary date of the grant of such Stock Option;

           (ii) with respect to an additional one-third of the shares of Common Stock covered by the Stock Option, on the second anniversary date of the grant of such Stock Option; and

           (iii) with respect to the remaining one-third of the shares of Common Stock covered by the Stock Option, on the third anniversary date of the grant of such Stock Option.

    For purposes of the Employees' Plan and this Proxy Statement, the term "Vested Options" means, with respect to any particular Optionee, those Stock Options which have become exercisable; and the term "Vested Shares" shall mean, with respect to any particular Optionee, those shares of Common Stock subject to one or more Vested Options.

        (d) TERMINATION OF EMPLOYMENT. In the event (i) of a termination by the Company of an Optionee's employment (other than for Cause, as defined in the applicable Stock Option Agreement), (ii) an Optionee voluntarily leaves the employ of the Company or (iii) an Optionee dies or becomes disabled (as defined in the Employees' Plan) while the Optionee is employed by the Company, such Optionee, his estate or his legal guardian, as the case may be, will be entitled to exercise the Optionee's Vested Options for a period of 90 days following the date of such termination, voluntary departure, death or disability. In the event that an Optionee's employment with the Company is terminated by the Company for Cause (as defined in the applicable Stock Option Agreement), such Optionee's right to exercise Vested Options will immediately terminate and all of such Optionee's Stock Options, whether or not vested, will be rendered null, void and unexercisable. Upon the occurrence of any of the termination events set forth above, non-Vested Options will terminate and be rendered null, void and unexercisable. Non-Vested Options which are so terminated may be reissued by the Company pursuant to the Employees' Plan.

    The aggregate purchase price for the Common Stock to be issued upon the exercise of any Vested Options must be paid in full on the date of purchase. Payment may be made either in cash or in such other consideration as the Compensation Committee deems appropriate, including, but not limited to, Common Stock already owned by the Optionee or Common Stock to be acquired by the Optionee upon the exercise of Vested Options having a total fair market value, as determined by the Compensation Committee, equal to the aggregate purchase price, or a combination of cash and Common Stock having a total fair market value as so determined, equal to the aggregate purchase price.

    The total number of shares of Common Stock which may be issued under the Employees' Plan, the number of shares of Common Stock which may be purchased upon the exercise of Stock Options and the Exercise Price of such Stock Options will be adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from the payment of a Common Stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock or a reclassification of the Common Stock and in the event of a consolidation or a merger in which the Company is the surviving corporation. After any merger of one or more corporations into the Company in which the Company is the surviving corporation, or after any consolidation of the Company and one or more other corporations, each Optionee will be entitled, at no additional cost, upon any exercise of his Stock Options, to receive (subject to any required action by Common Stockholders), in lieu of the number of shares as to which such Stock Options will then be so exercised, the number and class of shares of Common Stock or other securities to which such Optionee would have been entitled pursuant to the terms of the applicable agreement of merger or consolidation if at the time of such merger or consolidation such Optionee had been a holder of record of a number of shares of Common Stock equal to the number of shares to which such Optionee's Stock Options may have then been so exercised. Comparable rights will accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

    In the event of any sale of all or substantially all of the assets of the Company, or any merger of the Company into another corporation, or any dissolution or liquidation of the Company or, in the discretion of the Board of Directors, any consolidation or other reorganization in which it is impossible or impracticable to continue in effect any Stock Options, all Stock Options granted under the Employees'

Plan and not previously exercised will become exercisable by Optionees who are at such time in the employ of the Company, commencing ten days before the scheduled closing of such event, and will terminate unless exercised at least one business day before the scheduled closing of such event; provided, however, that the Board of Directors may, in its discretion, require instead that all Stock Options granted under the Employees' Plan and not previously exercised be assumed by such other corporation on the basis provided in the preceding paragraph.

    Stock Options granted under the Employees' Plan are intended to be "nonqualified stock options" that will not be governed by the special tax treatment applicable to "incentive stock options" described in Sections 421 and 422 of the Code. The following is a summary description of the Federal income tax consequences of the Employees' Plan.

    The grant of a Stock Option under the Employees' Plan is not taxable to the Optionee at the time of grant. Upon the exercise of a Stock Option,

        (1) the Optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise over the Exercise Price;

        (2) the Company will be entitled to a deduction at the same time and in the same amount as the Optionee recognizes income; and

        (3) upon a sale of the Stock so acquired, the Optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the Common Stock sold.

    If payment of the Exercise Price is made entirely in cash, the tax basis of the Common Stock will be equal to its fair market value on the date of exercise, but not less than the Exercise Price, and the holding period will begin on the day after the date of exercise. If, with the consent of the Compensation Committee, the Optionee uses previously owned Common Stock to pay all or part of the Exercise Price, the transaction will not be considered to be a taxable disposition of the previously owned Common Stock. The Optionee's tax basis and holding period of the previously owned Common Stock will be carried over to the equivalent number of shares of Common Stock received on exercise. The tax basis of the additional shares of Common Stock received upon exercise will be the fair market value of the Common Stock on the date of exercise, but not less than the amount of cash used in payment, and the holding period for such additional shares of Common Stock will begin on the day after the date of exercise.

    The Company does not impose restrictions on the resale of shares of Common Stock obtained pursuant to the Employees' Plan; however, certain Optionees may be subject to restrictions on resale imposed by federal or state securities laws or by contract.

    The Employees' Plan is administered by the Compensation Committee. The Board of Directors may at any time terminate, amend or modify the Employees' Plan; provided, however, that no such action of the Board of Directors, without the approval of the Stockholders, may (i) effectuate any change for which stockholder approval is required to qualify under Rule 16b-3 of the Securities Exchange Act or (ii) subject to certain exceptions, effectuate any change inconsistent with the qualifications of Stock Options as "performance based" under Section 162(m) of the Code; and provided, further, that no amendment, modification or termination of the Employees' Plan may in any way affect any Stock Option theretofore granted under the Employees' Plan without the consent of the then holder of the Stock Option.

    THE FULL TEXT OF THE PROPOSED RESOLUTION AMENDING THE EMPLOYEES' PLAN IS ATTACHED HERETO AS EXHIBIT B.

    Future grants of Stock Options under the Employees' Plan are not currently determinable. The table below, however, sets forth the Stock Options granted under the Employees' Plan to the Named Officers and groups indicated during 1996 and the value of such Stock Options (all of which are currently unexercisable).

                                                                                       DOLLAR        NUMBER OF
                                 NAME & POSITION                                      VALUE(1)     STOCK OPTIONS
---------------------------------------------------------------------------------  --------------  -------------
Edward H. Braun,.................................................................    $   90,000         12,000
  Chairman, Chief Executive Officer and President
John F. Rein, Jr.,...............................................................    $   75,000         10,000
  Vice President-Finance, Chief Financial Officer, Treasurer and Secretary
Francis Steenbeke,...............................................................    $   60,000          8,000
  Vice President-International Sales and Marketing
Emmanuel N. Lakios,..............................................................    $   90,000         12,000
  Vice President and General Manager-Ion Beam Systems
Dr. Timothy J. Stultz,...........................................................    $   75,000         10,000
  Vice President and General Manager-Surface Metrology Products
Executive Group..................................................................    $  480,000         64,000
Non-Executive Director Group.....................................................    $   75,000         10,000
Non-Executive Officer Employee Group(2)(3).......................................    $  785,813         88,625

------------------------

(1) Represents the positive spread between the respective exercise prices ($10.25 to $17.75) of such Stock Options and the closing price ($22.00) of the Common Stock on December 31, 1996, as reported by NASDAQ.

(2) Does not include Stock Options to purchase 10,000 shares of Common Stock granted to Walter Scherr pursuant to the Employees' Plan on April 23, 1996; such Stock Options are included in the total for the Non-Executive Director Group.

(3) Does not include Stock Options which have been canceled.

VEECO INSTRUMENTS INC. EMPLOYEES STOCK PURCHASE PLAN

    The Veeco Instruments Inc. Employees Stock Purchase Plan (the "Purchase Plan") was adopted in June 1995 and became effective in July 1995. The Purchase Plan permits eligible employees to purchase Common Stock of the Company through payroll deductions at a specified percentage of the fair market value of the Common Stock. Generally, all full-time employees of the Company and its participating subsidiaries are eligible to participate in the Purchase Plan.

    The Purchase Plan is administered by the Compensation Committee and generally operates on a calendar year basis. Up to 250,000 shares of Common Stock are available for distribution under the Purchase Plan (subject to certain adjustments). As of December 31, 1996, 30,754 shares of Common Stock were issued pursuant to the Purchase Plan and 219,246 shares of Common Stock remained available for issuance thereunder.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    None of the Company's executive officers is subject to an employment agreement. However, Mr. Scherr, a Director of the Company, is party to a consulting agreement with the Company. See "Director Compensation."

    Under current corporate policy, all executive officers of the Company, including the Named Officers, are entitled to a severance payment in an amount equal to not less than three months of base salary. In addition, pursuant to a written agreement, Mr. Rein is entitled to a severance payment in an amount equal to six months of his base salary.

CERTAIN BENEFIT PLANS

    The Company maintains an insured long-term disability benefit plan that covers certain officers and key employees as of the first day of the month after they are hired. The plan is paid for by the Company and provides monthly benefits if a covered employee becomes totally disabled while employed. The benefits begin after a five-month waiting period and generally end at age 65. The plan provides a monthly benefit equal to 60% of the employee's basic monthly earnings (up to a maximum monthly benefit of $7,500), and is reduced by the amount of certain other benefits received by the employee, such as Social Security benefits.

                            APPROVAL OF AMENDMENT TO
                THE AMENDED AND RESTATED VEECO INSTRUMENTS INC.
           1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS (PROPOSAL 4)

    The Board of Directors has determined that it would be in the best interests of the Company to amend the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (the "Directors' Plan") to (i) provide that the number of shares of Common Stock for which Stock Options may be granted be increased from 50,000 shares to 115,000 shares, (ii) increase the number of shares of Common Stock for which Stock Options are granted to Non-Employee Directors upon their election to such position from 3,333 shares to 7,000 shares and (iii) provide for the grant of Stock Options to purchase 7,000 shares of Common Stock to each Non-Employee Director on an annual basis, as of each annual meeting of Stockholders subsequent to such Non-Employee Director's election which occurs during such Non-Employee Director's term of office. As of December 31, 1996, Stock Options to purchase 29,997 shares, in the aggregate, had been granted pursuant to such plan, and Stock Options to purchase 20,003 shares remained available for grant thereunder. The proposed amendment would make 65,000 additional shares available for issuance upon exercise of Stock Options granted under the Directors' Plan. The Board of Directors believes that an increase in the number of Stock Options available for grant pursuant to the Directors' Plan is necessary in order to provide the Company with an effective method to attract, retain and compensate qualified non-employee directors and increase such directors' proprietary and vested interest in the Company.

    Section 7.1 of the Directors' Plan as in effect on the date hereof provides that an amendment to such plan which increases the number of shares of Common Stock for which Stock Options may be granted shall be authorized by a majority of the shares of capital stock of the Company outstanding and entitled to vote at a meeting of the stockholders. Therefore, the approval of the amendment to the Directors' Plan requires the affirmative vote of a majority of the shares of Common Stock outstanding.

    THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE DIRECTORS' PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS. THUS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE DIRECTORS' PLAN, AS DESCRIBED ABOVE, AT THE MEETING AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY AND NOT DESIGNATED AS BROKER NON-VOTES WILL BE SO VOTED. IN THE EVENT THAT PROPOSAL 4 IS NOT APPROVED BY STOCKHOLDERS AT THE MEETING, THE DIRECTORS' PLAN IN EFFECT AS OF THE DATE HEREOF WILL REMAIN IN FULL FORCE AND EFFECT.

AMENDED AND RESTATED VEECO INSTRUMENTS INC. 1994 STOCK OPTION PLAN FOR OUTSIDE
  DIRECTORS

    The following is a summary description of the Directors' Plan in effect as of the date hereof. The Directors' Plan was adopted by the Board of Directors and the Stockholders in October 1994, and became effective on October 13, 1994. The Directors' Plan was restated in January 1995 and was further amended in May 1996.

    The principal features of the Directors' Plan (as in effect as of the date hereof) are summarized below:

    The Directors' Plan provides for the grants of stock options to purchase shares of Common Stock to each member of the Board of Directors of the Company who is not an employee of the Company and who has not, within the immediately preceding year, received any award of stock, stock options or stock appreciation rights under any plan (other than certain plans providing for automatic awards) of the Company providing for such awards (such eligible Directors being referred to herein as the "Non-Employee Directors"). The total number of shares of Common Stock for which Stock Options may be granted under the Directors' Plan may not exceed, in the aggregate, 50,000 shares. (If Proposal 4 is adopted by the Stockholders at the Meeting then the Directors' Plan will be amended to increase the number of shares of Common Stock for which Stock Options may be granted to 115,000.)

    The purpose of the Directors' Plan is to increase the proprietary and vested interest of the Non-Employee Directors in the growth and performance of the Company by granting them Stock Options. The Board of Directors believes that an increase in the number of Stock Options granted to the Non-Employee Directors on an annual basis is necessary to retain high-quality outside directors. As of the date hereof, there are three Non-Employee Directors, and if each of the nominees for Director of the Company set forth in Proposal 1 is elected by the Stockholders at the Meeting, there will continue to be three Non-Employee Directors.

    Any individual who is elected or appointed to the office of Director as a Non-Employee Director after the date of the adoption of the Directors' Plan will receive a Stock Option to purchase 3,333 shares of Common Stock as of the date of the first meeting of the Board of Directors which such individual attends in such capacity. Each Non-Employee Director will, upon re-election to the Board of Directors, receive a Stock Option to Purchase 3,333 shares of Common Stock as of the date of the first meeting of the Board of Directors which such individual attends after re-election. (If Proposal 4 is adopted by the Stockholders at the Meeting, then each Non-Employee Director shall receive a Stock Option to purchase 7,000 shares upon his election to the Board of Directors and, annually, as of the date of each annual meeting of Stockholders subsequent to such Non-Employee Director's election which occurs during such Non-Employee Director's term of office.)

    Stock Options will be granted only pursuant to an Option Agreement, which shall be executed by the optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Board of Directors shall determine, consistent with the Directors' Plan.

    The Stock Options granted under the Directors' Plan have the following terms and conditions:

        (a) EXERCISE PRICE. The exercise price for the shares of Common Stock subject to a Stock Option equals one hundred percent (100%) of the Fair Market Value of a share as of the date the Stock Option is granted. "Fair Market Value" shall mean the closing price per share as reported on NASDAQ for the last preceding date on which a sale was reported. The price per share of Common Stock on April 11, 1997 as reported by NASDAQ was $32.00 per share.

        (b) VESTING. Each Stock Option granted pursuant to the Directors' Plan is fully vested and exercisable immediately upon the grant of such Stock Option.

        (c) TERM. The term of a Stock Option is ten years from the date that it is granted.

        (d) TERMINATION OF SERVICE AS NON-EMPLOYEE DIRECTOR. If an optionee ceases to be a Non-Employee Director for any reason (including his death or disability) then all outstanding Stock Options held by such optionee will remain exercisable by such optionee (or in the case of death or disability, such optionee's estate or legal guardian, as the case may be) for the lesser of 90 days following such event and the remaining term of such Stock Option. Thereafter, such Stock Options will terminate.

    No Stock Option granted under the Directors' Plan is transferable by the optionee to whom granted otherwise than by will or the laws of descent and distribution, and a Stock Option may be exercised during the lifetime of such optionee only by the optionee or his guardian or legal representative. The terms of such Stock Option must be binding upon the beneficiaries, executors, administrators, heirs and successors of the optionee.

    The purchase price for any shares of Common Stock purchased pursuant to the exercise of a Stock Option must be paid in full upon such exercise in cash, by check or, at the discretion of the Board of Directors and upon such terms and conditions as the Board of Directors will approve, by transferring previously owned shares to the Company, having shares withheld or exercising pursuant to a "cashless exercise" procedure, or any combination thereof.

    In the event that the shares of Common Stock are hereinafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger or other subdivision, consolidation, recapitalization, reclassification, stock split, issuance of warrants or rights, stock dividend, combination of shares or similar event, the Board of Directors will make appropriate adjustments in the number and kind of shares of Common Stock subject to Stock Options under the Directors' Plan, and the purchase price per share, to prevent dilution or enlargement of the benefits granted to, or available for, optionees.

    Stock Options granted under the Directors' Plan are intended to be "nonqualified stock options" that will not be governed by the special tax treatment applicable to "incentive stock options" described in Sections 421 and 422 of the Code. The following is a summary description of the Federal income tax consequences of the Directors' Plan.

    The grant of a Stock Option under the Directors' Plan is not taxable to the Non-Employee Director at the time of grant. Upon the exercise of a Stock Option,

    1. except as described below with respect to the exercise of a Stock Option within six months of the date of grant, the Non-Employee Director will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price;

    2. the Company will be entitled to a deduction at the same time and in the same amount as the Non-Employee Director recognizes income; and

    3. upon a sale of the Common Stock so acquired, the Non-Employee Director will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.

    If payment of the exercise price is made entirely in cash, the tax basis of the shares will be equal to its fair market value on the date of exercise, but not less than the exercise price, and the holding period will begin on the day after the date of exercise. If the Non-Employee Director uses previously owned shares to pay all or part of the exercise price, the transaction will not be considered to be a taxable disposition of the previously owned shares. The Non-Employee Director's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the date of exercise, but not less than the amount of cash used in payment, and the holding period for such additional shares will begin on the day after the date of exercise.

    If a Stock Option is exercised within six months of the date of grant and the sale of the shares received on exercise at a profit could subject the Non-Employee Director to a suit under Section 16(b) of the Securities and Exchange Act, then, unless the Non-Employee Director makes an election under
Section 83(b) of the Code within thirty days after exercise to be taxed under the general rules described above: (1) the Non-Employee Director will recognize taxable ordinary income at the time that the sale of such shares is no longer subject to such restriction (the end of the "Section 16(b) period"), (2) the amount of such ordinary income will be equal to the excess of the fair market value of the shares at that time over the exercise price, and the Non-Employee Director's tax basis for the shares will be equal to their fair market value at that time, (3) the Non-Employee Director's holding period for the shares will begin at the end of the Section 16(b) period, and (4) any dividends he receives on the shares before that time will be taxable to him as compensation income. If previously owned shares are used to pay all or part of the exercise price, the special rules described above will apply, using the fair market value of the shares at the end of the Section 16(b) period.

    The Company does not impose restrictions on the resale of shares of Common Stock obtained pursuant to the Directors' Plan; however, certain optionees may be subject to restrictions on resale imposed by federal or state securities laws or by contract.

    The Directors' Plan is administered by the Board of Directors. The Board of Directors may at any time terminate, suspend, amend or modify the Directors' Plan; provided, however, that no such action of the Board of Directors, without the approval of the Stockholders, may (i) increase the total number of shares of Common Stock for which Stock Options may be issued under the Directors' Plan;
(ii) change in any respect the class of persons who constitute Non-Employee Directors eligible to participate in such plan; (iii) change the requirement that an Option be granted at Fair Market Value; (iv) extend the maximum period for granting or exercising Stock Options; or (v) otherwise materially increase the benefits accruing to optionees under such plan; and provided, further, that no amendment, modification, suspension or termination of the Directors' Plan may in any way affect any Stock Option theretofore granted under the Directors' Plan without the consent of the then holder of the Stock Option.

    THE FULL TEXT OF THE PROPOSED RESOLUTION AMENDING THE DIRECTORS' PLAN IS ATTACHED HERETO AS EXHIBIT C.

                       RATIFICATION OF THE APPOINTMENT OF
                   ERNST & YOUNG LLP AS AUDITORS (PROPOSAL 5)

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent certified public accountants, to examine the financial statements of the Company for the year ending December 31, 1997. Ernst & Young LLP has been employed as independent auditors of the Company since 1990. Stockholders are asked to ratify the action of the Board of Directors in making such an appointment.

    If the appointment of Ernst & Young LLP for fiscal year 1997 is not ratified by the Stockholders, the selection of other independent auditors will be considered by the Board of Directors.

    Representatives of Ernst & Young LLP will be present at the Meeting and may make a statement if they so desire. They also will be available to respond to appropriate questions.

    Section 1.6 of the Bylaws of the Company provides that action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders. Therefore, the ratification of the appointment of Ernst & Young LLP as auditors requires the affirmative vote of a majority of the votes cast at the Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY AND NOT DESIGNATED AS BROKER NON-VOTES WILL BE SO VOTED.

                               SECURITY OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1997 (unless otherwise specified below) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each of the Named Officers and (iv) all executive officers and Directors of the Company as a group. Unless otherwise indicated, the Company believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares that each of them beneficially owns, subject to community property laws where applicable.

                                                                                                   SHARES OF
                                                                                                  COMMON STOCK
                                                                                             BENEFICIALLY OWNED (1)
                                                                                           --------------------------
                                                                                                        PERCENT OF
                                                                                                       TOTAL SHARES
                    NAME OF BENEFICIAL OWNER                        SHARES    OPTIONS (2)    TOTAL      OUTSTANDING
-----------------------------------------------------------------  ---------  -----------  ---------  ---------------
Putnam Investments, Inc. (3).....................................    666,500      --         666,500          11.4%
J.&W. Seligman & Co. Incorporated (4)............................    624,800      --         624,800          10.6
Hambro International Venture Fund II, L.P. (5)...................    317,669      --         317,669           5.4
Edward H. Braun..................................................    223,019      20,667     243,686           4.1
Walter J. Scherr.................................................        780      16,667      17,447         *
Richard A. D'Amore (6)...........................................     14,334       9,999      24,333         *
Paul R. Low......................................................     --           9,999       9,999         *
Joel A. Elftmann (7).............................................      2,000       9,999      11,999         *
John F. Rein, Jr.................................................        941      46,667      47,608         *
Francis Steenbeke................................................     74,339      12,667      87,006           1.5
Emmanuel N. Lakios...............................................        304      19,223      19,527         *
Dr. Timothy J. Stultz............................................     --          28,333      28,333         *
All Executive Officers and Directors as a Group (12 persons).....    326,919     219,555     546,474           9.0%

------------------------

*   Denotes less than a 1% interest.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of March 31, 1997 upon the exercise of warrants and/or stock options. Each person's percentage ownership is determined by assuming that warrants and stock options held by such person (but not those held by any other person) which are exercisable within 60 days of March 31, 1997 have been exercised.

(2) Represents stock options exercisable within 60 days of March 31, 1997.

(3) This information is based solely on a Schedule 13G filed with the Securities & Exchange Commission in March 1997. Putnam Investment Management, Inc., a Massachusetts corporation, holds shared dispositive power over 613,700 shares of Common Stock. The Putnam Advisory Company, Inc. holds shared voting power over 44,400 shares of Common Stock, and shared dispositive power over 52,800 shares of Common Stock. Both of these entities are wholly owned by Putnam Investments, Inc. Putnam OTC & Emerging Growth Fund, a Massachusetts business trust, holds 375,000 shares, or 6.4%, as part of the 613,700 shares held by Putnam Investment Management, Inc. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(4) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission in April, 1997. J.&W. Seligman & Co. Incorporated beneficially owns and holds sole dispositive and voting power over 624,800 shares of Common Stock. The address of J.&W. Seligman & Co. Incorporated is 100 Park Avenue, New York, New York 10017.

(5) Messrs. D'Amore, Edwin A. Goodman, Arthur C. Spinner, Charles L. Dimmler, III, William J. Geary, Alexander R. Hambro and HIV-GEN Incorporated, a New York corporation, by virtue of being the General Partners of Hambro II, share voting and dispositive power with respect to the shares of Common Stock owned by Hambro II and, accordingly, may each be deemed to own beneficially the shares of Common Stock owned by Hambro II. Each of the aforesaid persons has disclaimed beneficial ownership (within the meaning of Rule 13d-3(d)(1) promulgated under the Securities Exchange Act) of any shares of Common Stock except those shares each respectively holds directly of record; Mr. D'Amore holds of record 14,334 shares of Common Stock and, as of December 31, 1996, Messrs. Goodman and Dimmler held of record 7,609 shares and 787 shares of Common Stock, respectively (such shares are not included in the 317,669 shares beneficially owned by Hambro II). The ultimate parent company of HIV-GEN Incorporated is Hambros plc, a United Kingdom publicly-traded merchant bank. The address of Hambro II is c/o Hambro International Equity Partners, 650 Madison Avenue, New York, New York 10022.

(6) Does not include 317,669 shares owned by Hambro II, of which Mr. D'Amore is a General Partner. Mr. D'Amore disclaims beneficial ownership of such shares consistent with footnote (5) above.

(7) Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, a family limited partnership of which Mr. Elftmann is the general partner.

                              CERTAIN TRANSACTIONS

    On April 23, 1996, options to purchase shares of Common Stock were issued to each of the following executive officers and significant employees in the following amounts pursuant to the Employees' Plan, all at an exercise price of $14.50 per share (the fair market value at the date of grant): Edward H. Braun, options to purchase 12,000 shares; John F. Rein, Jr., options to purchase 10,000 shares; Francis Steenbeke, options to purchase 8,000 shares; Emmanuel N. Lakios, options to purchase 12,000 shares; Robert P. Oates, options to purchase 5,000 shares; Dr. Timothy J. Stultz, options to purchase 10,000 shares; and John P. Kiernan, options to purchase 2,000 shares. Also on such date, options to purchase 10,000 shares at an exercise price of $14.50 per share were issued to Walter J. Scherr, who, at such time, was an employee of the Company.

    In August 1996, 9,999 options, in the aggregate, were granted to the Non-Employee Directors pursuant to the Directors' Plan.

    An involuntary petition for relief under Chapter 7 of Title 11 of the United States Code was filed against Peak Systems, Inc. (case no. 93-48654) in the United States Bankruptcy Court for the Northern District of California on December 10, 1993, and an Order for Relief was granted by the Court to the petitioning creditors on January 13, 1994. As of March 31, 1997, such case remained open. Dr. Timothy J. Stultz, the Company's Vice President and General Manager--Surface Metrology Products, was President and Chief Executive Officer of Peak Systems, Inc. from September 1983 to November 1993.

    In May 1996, the Company made a loan to Dr. Timothy J. Stultz to finance the purchase of his home in the principal sum of $100,000, with simple interest on unpaid principal at the rate of 5% per annum. Interest is payable annually, on each January 5 during the term of the loan. The $100,000 principal and all accrued but unpaid interest will be due in full in one lump sum on January 5, 2001. The loan is secured by a second mortgage on the property.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1996, the Company's officers, Directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to come before the Meeting. Should any other business properly come before the Meeting, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

    The cost of preparing and mailing this Proxy Statement and the accompanying proxy, and the cost of solicitation of proxies on behalf of the Board of Directors, will be borne by the Company. Solicitation will be made by mail. Some personal solicitation may be made by Directors, officers and employees without special compensation, other than reimbursement for expenses.

    Proposals which Stockholders wish to include in the Company's proxy materials relating to the 1998 Annual Meeting of Stockholders must be received by the Company no later than December 10, 1997. Any such proposals will comply with the requirements of the Securities and Exchange Commission's proxy solicitation rules.

    PLEASE PROMPTLY COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE.

                                          By order of the Board of Directors,

                                          /s/ JOHN F. REIN, JR.
                                          ---------------------

                                          JOHN F. REIN, JR.,
                                          SECRETARY

Plainview, New York
April 17, 1997

                                                                       EXHIBIT A

                       RESOLUTION APPROVING AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    RESOLVED, that the Amended and Restated Certificate of Incorporation be further amended to provide for classification of the Board of Directors into three classes, and, therefore, a new Section 9 be inserted, with all subsequent Sections renumbered appropriately, such new Section 9 to read in its entirety as follows:

        "9. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively, as nearly equal in size as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting following the 1997 Annual Meeting of Stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the 1997 Annual Meeting of Stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the 1997 Annual Meeting of Stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

                                                                       EXHIBIT B

                       RESOLUTION APPROVING AMENDMENT TO
                  VEECO INSTRUMENTS INC. AMENDED AND RESTATED
                       1992 EMPLOYEES' STOCK OPTION PLAN

    RESOLVED, that the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (the "Employees' Plan") be further amended to increase the number of shares of Common Stock covered thereby from 826,787 shares to 1,226,787 shares, and, therefore, Section 3 of the Employees' Plan be amended and restated in its entirety to read as follows:

        "3. STOCK. The stock to be made the subject of any Stock Option granted under the Plan shall be shares of the common stock of the Company, par value $.01 per share (the "Stock"), whether authorized and unissued or treasury stock, and the total number of shares of Stock for which Stock Options may be granted under the Plan shall not exceed, in the aggregate, 1,226,787 shares, subject to adjustment in accordance with the provisions of Section 11 hereof. To the extent consistent with Section 162(m) of the Code, and the regulations promulgated thereunder, any shares which were the subject of unexercised portions of any terminated or expired Stock Options may again be subject to Stock Options under the Plan."

                                                                       EXHIBIT C

                       RESOLUTION APPROVING AMENDMENT TO
                  AMENDED AND RESTATED VEECO INSTRUMENTS INC.
                  1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    RESOLVED, that the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (the "Directors' Plan") be further amended to
(i) increase the number of shares of Common Stock covered thereby from 50,000 shares to 115,000 shares, (ii) increase the number of options for shares granted to newly-elected Non-Employee Directors from 3,333 to 7,000 and (iii) grant such options on an annual basis, and, therefore, Section 2.1 of the Directors' Plan be amended and restated in its entirety to read as follows:

    "2.1 SHARES SUBJECT TO PLAN.

        The maximum number of Shares that may be issued or transferred pursuant to Options under this Plan shall be 115,000. The Company shall reserve such number of Shares for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each. If any Shares that have been subject to an Option cease to be subject thereto, such Shares may again be the subject of Options hereunder."

and Section 3 of the Directors' Plan be amended and restated in its entirety to read as follows:

    "3. ELIGIBILITY FOR OPTION GRANTS.

        Any Option granted to any Non-Employee Director prior to the date of the adoption of this Plan shall be subject to the terms and conditions set forth herein. Any individual who is elected or appointed to the office of director as a Non-Employee Director after the date of the adoption of this Plan shall receive an Option to purchase 7,000 Shares as of the date of such election. In addition, each Non-Employee Director shall receive an Option to purchase 7,000 Shares as of the date of each Annual Meeting subsequent to such Non-Employee Director's election which occurs during such Non-Employee Director's term of office."

                             VEECO INSTRUMENTS INC.
                                 Terminal Drive
                              Plainview, NY 11803
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Edward H. Braun and John F. Rein, Jr. or either of them, each with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the "Company") to be held on May 15, 1997, at 9:30 a.m. (E.S.T.) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York, and at all adjournments thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

    The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. If not otherwise specified by the stockholder, the shares represented by this proxy will be voted FOR the election of each of the nominees for Director named on the reverse side and FOR the other matters described on the reverse side.

               (Continued and to be signed on the reverse side.)

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

               For all nominees      WITHHOLD
                listed (except     AUTHORITY to
                  as marked        vote for all
               to the contrary)   nominees listed   Nominees: Edward H. Braun
PROPOSAL I.                                                   Richard A. D'Amore
 ELECTION OF          / /              / /                    Joel A. Elftmann
 FIVE (5)                                                     Paul R. Low
 DIRECTORS                                                    Walter J. Scherr

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE'S NAME AT RIGHT.)






                                                          FOR  AGAINST  ABSTAIN

PROPOSAL 2.  Approval of amendment to the Company's       / /    / /      / /
             Amended and Restated Certificate of
             Incorporation to provide for the
             classification of the Board of Directors into three classes with staggered terms.


PROPOSAL 3.  Approval of amendment to the Veeco           / /    / /      / /
             Instruments Inc. Amended and
             Restated 1992 Employees' Stock
             Option Plan.

PROPOSAL 4.  Approval of amendment to the                 / /    / /      / /
             Amended and Restated Veeco
             Instruments Inc. 1994 Stock Option
             Plan for Outside Directors.

PROPOSAL 5.  Ratification of the appointment of Ernst     / /    / /      / /
             & Young LLP as auditors of the
             Company for the fiscal year ending
             December 31, 1997.

Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature _____________________________ Signature _____________________________
                                                        IF HELD JOINTLY

Dated ________________ , 1997

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.